Exhibit 99.1
Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Telefax: (712) 277-7383
www.terraindustries.com

NEWS

For immediate release	Contact: Joe Ewing
(712) 277-7305
jewing@terraindustries.com

Completion of UK joint venture between Terra Industries Inc. and Kemira GrowHow Oyj
Sioux City, Iowa (September 14, 2007)—Terra Industries Inc. (NYSE: TRA) and Kemira GrowHow Oyj (OMX: KGH1V) are pleased to confirm the formation of a joint venture company, GrowHow UK Limited, combining their fertilizer and associated process chemicals businesses in the United Kingdom and the Republic of Ireland. Completion of the joint venture follows confirmation from the UK Competition Commission that it has concluded its review and approved the transaction.
The move is designed to secure a sustainable, long-term base for manufacturing fertilizer and process chemicals in the UK. The combined business will produce ammonium nitrate, which is the main nitrogen fertilizer consumed in the UK as well as compound fertilizers to service both the UK and Ireland markets.
Mike Bennett, President and CEO of Terra Industries Inc. (“Terra”) said, “We are pleased that the Competition Commission has concluded its review and approved the formation of our joint venture. It will enable us to continue to provide high quality products and services to our customers, and will significantly expand our opportunities. By securing a long-term manufacturing base in the UK, we are investing in the future.”
Heikki Sirvio, CEO of Kemira GrowHow Oyj (“Kemira GrowHow”), said, “Our new joint venture will position our combined UK fertilizer and process chemicals operations to achieve long-term success by reducing overheads and allowing us to optimize our product mix. We are pleased that the Competition Commission has approved the joint venture and would like to thank our customers and other stakeholders for their support during the review.”
GrowHow UK Limited will be owned 50/50 by Kemira GrowHow and Terra and will include Kemira GrowHow’s site at Ince, and Terra’s sites on Teesside and Severnside. The annual turnover of the operations included in the joint venture exceeded 500 million euros in 2006. Through the joint venture, Kemira GrowHow and Terra expect to create significant cost and operational synergies to enhance their ability to service and compete in increasingly challenging markets.
Kemira GrowHow UK Limited is the largest UK producer of compound fertilizers and Terra Nitrogen (UK) Limited is the largest UK producer of ammonium nitrate.
Lazard is acting as financial adviser to Terra. Lehman Brothers is acting as financial adviser to Kemira GrowHow.
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For additional information please contact:
In Sioux City: Joe Ewing, Terra: +1 712 277 7305
In Helsinki: Kaj Friman, Kemira GrowHow: +358 50 62 626
In London: Dominic Fry and Susanna Voyle, Tulchan Communications: +44 20 7353 4200
In New York: Matthew Sherman, Joele Frank, Wilkinson Brimmer Katcher: +1 212 355 4449
About Terra
Terra Industries Inc., with 2006 revenues of $1.8 billion, is a leading international producer of nitrogen products. It employs approximately 1,200 people in North America and the UK and is listed on the New York Stock Exchange.
About Kemira GrowHow
Kemira GrowHow Oyj is one of the leading producers of fertilizer and feed phosphates in Europe. Kemira GrowHow develops and markets fertilizers and integrated solutions for crop cultivation, animal feed supplements and chemicals required in various industries. The group has approximately 2,500 employees worldwide and in 2006 net sales were 1.2 billion euros. Kemira GrowHow Oyj is listed on the Helsinki Stock Exchange.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note: Terra Industries’ news announcements are also available on its website, www.terraindustries.com.